Exhibit 99.1

FOR IMMEDIATE RELEASE

SurModics, Inc. Reports Third Quarter Results

Earnings Excluding One-Time Charge Totaled 22 Cents Per Share;
Fifth Consecutive Quarter With Revenue Exceeding $11 Million

EDEN PRAIRIE, Minnesota — July 21, 2004 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery solutions to the medical device industry, today reported financial results for the fiscal third quarter ended June 30, 2004.

     Revenue for the third quarter of fiscal 2004 was $11.4 million. The company announced on June 22, 2004 that it would record a one-time impairment charge in the fiscal third quarter. The non-cash impairment charge totaled $16.5 million and will be recorded against the company’s contract manufacturing facility in Bloomington, Minnesota, that SurModics announced in March it plans to sell. Including the one-time impairment charge, the company reported a net loss of $6.5 million, or ($.37) per diluted share. Excluding the charge, net income and diluted earnings per share would have been $3.9 million and $.22 per share, respectively. For the same period last year, revenue was $12.8 million, with net income of $4.8 million and earnings per share $.26.

     “SurModics’ financial results for the third quarter reflect the evolution of the drug eluting stent (DES) market,” said Dale Olseth, Chairman and CEO. “Last year’s fiscal third quarter included our first royalty revenue from U.S. sales of the CYPHER drug eluting stent from Cordis Corporation, a Johnson & Johnson company. Now, one year later, the third quarter of fiscal 2004 is the first full quarter in which a competing product to CYPHER has been sold in the U.S. market.”

     “SurModics continues to make meaningful progress in executing its strategic plan, and implementing the new organizational structure,” said Bruce Barclay, President and COO. “In announcing the corporate reorganization, I indicated that it was critical to maintain our technology leadership through both internal development and external acquisition, while improving the company’s resource allocation. I am pleased to report that during the quarter just closed — the first since announcing the restructuring — we made significant progress on these goals.” The company expanded its biomaterials arsenal in drug delivery, adding two polymer systems developed internally and two biodegradable polymer systems exclusively licensed from OctoPlus, a Dutch company. “As companies participating in the DES market continue to look for the ideal polymer system, we believe our position of having the broadest line of drug delivery polymers available for license is unparalleled,” added Barclay.

     “Our growing portfolio of current and future revenue-producing applications also attests to the optimism I feel toward our business going forward,” Barclay continued. “We are pleased that our non-Cordis revenue has now grown for two consecutive quarters. Our pipeline is more robust than ever.” At June 30, SurModics’ customers had 73 coated products generating royalty revenue, compared with 68 in the prior-year period; the total number of licensed products yet to be launched rose to 61, from 58 a year ago; and major non-licensed opportunities increased to 58, from 21 a year ago. In total, the company now has 119 potential commercial products in development. Each of SurModics’ four focus markets is represented in these opportunities. In addition, excluding the one-time charge, operating expenses declined 7% from the third quarter of last year, and also declined 7% sequentially from the second quarter.

     Fiscal year-to-date revenue increased 18%, from $30.6 million in fiscal 2003 to $36.3 million in fiscal 2004—a record for the first nine months, and operating income was $2.2 million, compared with $13.8 million in the prior-year period. The company reported net income of $2.0 million, or $.11 per diluted share, compared with $9.5 million, or $.53 per diluted share, in the first nine months of fiscal 2003. Excluding the asset impairment charge, net income and diluted earnings per share for the first nine months of fiscal 2004 would have been $12.4 million and $.69 per diluted share, respectively—also a record for the first nine months.

     “SurModics is in excellent financial condition,” said Olseth. The company’s balance sheet remains strong, with $94.6 million of total assets, $88.4 million in shareholders’ equity and no debt. As of June 30, the company had a cash and investment balance of $54.5 million.

Live Webcast

     SurModics will host a Webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the Webcast, go to the investor relations portion of the company’s web site, www.surmodics.com, and click on the third quarter webcast icon. If you do not have access to the Internet and want to listen to an audio replay of the third quarter conference call, dial 800-405-2236 and enter conference call ID # 11002457. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, July 21, until 5:00 p.m. CT on Wednesday, July 28.

About SurModics, Inc.

     SurModics, Inc., a leading provider of surface modification and drug delivery solutions, licenses its proprietary technologies to medical device, diagnostics, and biotechnology companies around the world. A significant portion of SurModics’ revenue is generated through royalties on the sale of coated products. SurModics’ Internet address is www.surmodics.com.

Forward-Looking Statements

     Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. Factors that may cause actual results to differ from the forward-looking statements include those described in the “Risk Factors” and other sections of SurModics’ filings with the Securities and Exchange Commission. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SurModics, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenue:
Royalties and license fees	$7,505	$8,531	$25,078	$17,309
Product sales	2,808	2,824	8,211	8,756
Research & development	1,131	1,464	2,980	4,543

Total revenue	11,444	12,819	36,269	30,608
Operating expenses:
Product	812	582	2,300	1,952
Research & development	3,014	3,225	9,442	8,929
Sales & marketing	370	483	1,359	1,437
General & administrative	1,538	1,570	4,492	4,485
Asset impairment charge	16,497	—	16,497	—

Total operating expenses	22,231	5,860	34,090	16,803

Income (loss) from operations	(10,787)	6,959	2,179	13,805
Investment income	454	487	1,019	1,524

Income (loss) before income taxes	(10,333)	7,446	3,198	15,329
Income tax (provision) benefit	3,842	(2,874)	(1,205)	(5,837)

Net income (loss)	($6,491)	$4,572	$1,993	$9,492

Basic net income (loss) per share	($0.37)	$0.26	$0.11	$0.55

Diluted net income (loss) per share	($0.37)	$0.26	$0.11	$0.53

Weighted average shares outstanding
Basic	17,515	17,402	17,484	17,338
Diluted	17,515	17,884	17,780	17,833

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SurModics, Inc.
Comparative Analysis of Earnings
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Income (loss) from operations (GAAP)	($10,787)	$6,959	$2,179	$13,805
Add: Asset impairment charge	$16,497	—	$16,497	—
Comparative income from operations	$5,710	$6,959	$18,676	$13,805
Diluted net income (loss) per share (GAAP)	($0.37)	$0.26	$0.11	$0.53
Add: Net impact of asset impairment	$.59	—	$.59	—
Comparative diluted net income per share	$0.22	$0.26	$0.70	$0.53

Certain information in the attached financial release may be considered non-GAAP Financial Information as contemplated by SEC Regulation G. Accordingly, we are providing the preceding table, which reconciles results to their corresponding GAAP based operating results presented under our Statement of Operations, in the accompanying press release.

Management believes the presentation of these non-GAAP financial results, in connection with the results of the fiscal quarter ended June 30, 2004, provide useful information to investors regarding our results of operations, as these non-GAAP financial measures allow investors to better evaluate ongoing business performance and factors that influenced performance during the period under report. Management also uses these non-GAAP measures internally to monitor performance of the business. These non-GAAP financial measures should be considered in addition to, and not a substitute for, financial measures prepared in accordance with GAAP.

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SurModics, Inc.
Condensed Balance Sheets
(in thousands)

	June 30,	September 30,
	2004	2003
Assets	(Unaudited)
Current assets:
Cash & investments	$16,046	$6,647
Accounts receivable	7,692	9,145
Inventories	1,011	863
Other current assets	1,277	1,104

Total current assets	26,026	17,759
Property & equipment, net	16,045	33,936
Long-term investments	38,452	39,164
Other assets	14,042	6,949

Total assets	$94,565	$97,808

Liabilities & Stockholders’ Equity
Total current liabilities	$4,611	$10,027
Other liabilities	1,507	1,667
Total stockholders’ equity	88,447	86,114

Total liabilities & stockholders’ equity	$94,565	$97,808

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